Series 1

PRUDENTIAL DEVELOPING MARKETS FUND
PRUDENTIAL DEVELOPING MARKETS EQUITY FUND
FYE: May 31, 1999

Sub - Item Number 77. J

Reclassification of Capital Accounts: The Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-2: Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by
Investment Companies.   The effect of applying this
statement was to decrease accumulated net realized loss on investments and foreign currency transactions by $127,884, increase accumulated net investment loss by $56,186 and decrease paid-in capital in excess of par by $71,698 due to nondeductible stock issuance expenses and realized foreign currency losses. Net investment loss, net realized loss and net assets were not affected by these changes.
                                             Series 2

PRUDENTIAL DEVELOPING MARKETS FUND
PRUDENTIAL LATIN AMERICA EQUITY FUND
FYE: May 31, 1999

Sub - Item Number 77. J

Reclassification of Capital Accounts: The Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-2: Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by
Investment Companies.   The effect of applying this
statement was to decrease paid-in capital by $206,732, decrease accumulated net investment loss by $142,016 and decrease accumulated net realized loss on investments and foreign currency transactions by $64,716 due to the Fund experiencing a net investment loss, realized foreign currency losses and nondeductible stock issuance expenses. Net investment loss, net realized loss and net assets were not affected by these changes.